EXHIBIT 10.1
PERFORMANCE FOOD GROUP
EMPLOYEE STOCK PURCHASE PLAN
Effective January 1, 1994
As Amended and Restated
Effective January 1, 2007

Article I
INTRODUCTION
1.1 Establishment and Restatement of Plan
     Performance Food Group Company, a Tennessee corporation (“PFG” or the “Company”) with principal offices located in Richmond, Virginia, has adopted the Performance Food Group Employee Stock Purchase Plan (the “Plan”) for its eligible employees, effective on January 1, 1994. The Plan was approved by the shareholders of PFG within twelve (12) months of its adoption by the Board of Directors. PFG has subsequently amended the Plan from time to time since that date. PFG originally reserved one hundred thousand (100,000) shares of Stock for issuance upon exercise of the options granted under the Plan. The shareholders of PFG approved an increase in the number of reserved shares to one hundred seventy-five thousand (175,000) shares. The number of reserved shares was subsequently increased to two hundred sixty-two thousand five hundred (262,500) pursuant to a 3 for 2 stock split; to three hundred sixty-two thousand five hundred (362,500) by shareholder approval on April 29, 1998; to six hundred and twelve thousand five hundred (612,500) shares by shareholder approval on May 2, 2001; to one million, seven hundred and twenty-five thousand (1,725,000) shares by shareholder approval on May 15, 2002; and to two million, four hundred and seventy five thousand (2,475,000) shares by shareholder approval on May 19, 2004.
     PFG has further amended the Plan, effective for the purchase period that ends January 14, 2007, to lower the maximum purchase amount to $10,000 in fair market value of Company stock from the current limit of $25,000 in fair market value of Company stock; and to eliminate the look-back feature for purchase price determination so that the price would be determined using a 15% discount from the closing price on the last day of the option period.
     Pursuant to Section 9.2, PFG hereby restates the Plan, effective January 1, 2007, with such restatement being applicable to all Participants’ elections to purchase Stock under the Plan in effect on such date.
1.2 Purpose
     The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become shareholders in PFG. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.
1.3 Qualification
     This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code.

1.4 Rule 16b-3 Compliance
     This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.

Article II
DEFINITIONS
     As used herein, the following words and phrases shall have the meanings specified below:
2.1 Board of Directors: The Board of Directors of Performance Food Group Company.
2.2 Closing Market Price: The last sale price of the Stock as reported in the NASDAQ Global Select Market System or such other exchange or market as the Stock may then be listed on the date specified; or if no sales occurred on such day, at the mean between the closing “bid” and “asked” prices on such day; but if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the NASDAQ Global Select Market System, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.
2.3 Code: The Internal Revenue Code of 1986, as amended from time to time.
2.4 Commencement Date: Effective July 15, 2000, the first day of each Option Period. Commencement Dates shall be each January 15 and July 15.
2.5 Compensation: All amounts paid to a Participant (as shown on the Form W-2 filed for federal income tax purposes), such as salary, bonus, commissions, wage and overtime payments, but excluding (even if includable in gross income) moving expense reimbursements, automobile allowances, travel allowances and other fringe benefits (cash or noncash). Compensation shall not include any contribution made by the Employer to any pension plan, employee stock ownership plan, medical plan, insurance plan or other employee benefit plan maintained for the benefit of the Participant, except that Compensation shall include any salary reduction or other elective contribution to either the Performance Food Group Company Employee Savings and Stock Ownership Plan or to a cafeteria plan under Section 125 of the Code.
2.6 Contribution Account: The account established on behalf of a Participant to which shall be credited the amount of the Participant’s contribution, pursuant to Article V.
2.7 Effective Date: The Plan was originally effective January 1, 1994. This restatement of the Plan is effective January 1, 2007.
2.8 Employee: Each employee of an Employer except:
     (i) any employee whose customary employment is twenty (20) hours per week or less, or
     (ii) any employee whose customary employment is for not more than five months in any calendar year.

2.9 Employer: Performance Food Group Company and any corporation which is a Subsidiary of PFG (except for a Subsidiary which by resolutions of the Board of Directors is expressly not authorized to become a participating Employer). The term “Employer” shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan.
2.10 Exercise Date: The last trading date of each Option Period on the NASDAQ Global Select Market System.
2.11 Exercise Price: The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.
2.12 Five-Percent Shareholder: An Employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of PFG or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock which may be issued under options shall not be counted in the total of outstanding shares in the denominator.
2.13 Grant Date: The first trading date of each Option Period on the NASDAQ Global Select Market.
2.14 NASDAQ: The National Association of Securities Dealers Automated Quotation System.
2.15 Option Period: Effective July 15, 2000, successive periods of six (6) months (i) commencing on January 15 and ending on July 14 and (ii) commencing on July l5 and ending on January 14; provided, however, that the Option Period commencing on January 1, 2000, shall end on July 14, 2000.
2.16 Participant: Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.
2.17 Plan: Performance Food Group Employee Stock Purchase Plan.
2.18 Plan Administrator: The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan. The initial committee shall be the Compensation Committee of the Board of Directors.
2.19 Statutory Insider: Any individual subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and any other person so designated by resolution of the Board of Directors.
2.20 Stock: Those shares of common stock of PFG which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

2.21 Subsidiary: Any corporation in an unbroken chain of corporations beginning with PFG each of which (other than the last corporation in the chain) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

Article III
SHAREHOLDER APPROVAL
3.1 Shareholder Approval Required
     Without the approval of the shareholders of PFG, no amendment to this Plan shall:
     (i) increase the number of shares reserved under the Plan, other than as provided in Section 10.3;
     (ii) materially increase the benefits accruing to the Statutory Insiders under the Plan;
     (iii) change the method of determining the Exercise Price pursuant to Section 6.3 so that the Exercise Price is reduced for Statutory Insiders, other than as provided in Section 10.3; or
     (iv) make participation in the Plan available to any person who is not an Employee.
     Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of PFG and with Tennessee law prescribing the method and degree of shareholder approval required for issuance of corporate stock or options.

Article IV
ELIGIBILITY AND PARTICIPATION
4.1 Conditions of Eligibility
     Each Employee shall become eligible to become a Participant on the Commencement Date for each Option Period as provided in Section 4.2 and 4.2. However, no Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Stock under the Plan.
4.2 Application for Participation
     Each Employee shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he shall complete such form and file it with his Employer no later than five (5) business days prior to the Commencement Date for the Option Period for which the Employee is enrolling. The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of 25% of base pay). If any Employee does not elect to participate for any given Option Period, he may elect to participate on any future Commencement Date so long as he continues to meet the eligibility requirements.
4.3 Date of Participation
     All Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.
4.4 Acquisition or Creation of Subsidiary
     If the stock of a corporation is acquired by PFG or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. Notwithstanding the foregoing, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a date other than the first Commencement Date after the acquisition or creation, or (iii) attach any conditions whatsoever to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such conditions would not comply with Section 423 of the Code.

Article V
CONTRIBUTION ACCOUNT
5.1 Employee Contributions
     The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant’s compensation an after-tax amount in an exact number of dollars during each payroll period amounting to not less than one hundred thirty dollars ($130.00) for each Option Period nor more than an amount which is twenty-five percent (25%) of the Participant’s base pay on the Commencement Date. The term “base pay” shall not include bonuses and commissions and shall be determined before subtracting any salary reductions or elective deferrals under the Performance Food Group Company Employee Savings and Stock Ownership Plan or a cafeteria plan under Section 125 of the Code. The dollar amount deducted each payday shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on a Commencement Date. No interest will accrue on any contributions or on the balance in a Participant’s Contribution Account.
5.2 Modification of Contribution Rate
     No change shall be permitted in a Participant’s amount of withholding except upon a Commencement Date. An enrollment form designating the desired withholding rate must be filed for each Option Period no later than five (5) business days prior to the Commencement Date for that Option Period. Notwithstanding the foregoing, a Participant may notify the Employer at any time prior to the Exercise Date that he wishes to discontinue his contributions. This notice shall be in writing and on such forms, as provided by the Employer and shall become effective as of a date provided on the form not more than thirty (30) days following its-receipt by’ the Employer. The Participant shall become eligible to recommence contributions on the next Commencement Date.
5.3 Withdrawal of Contributions
     A Participant may elect to withdraw the balance of his Contribution Account at any time during the Option Period prior to the Exercise Date. The option granted to a Participant shall be cancelled upon his withdrawal of the balance in his Contribution Account. This election to withdraw must be in writing on such forms as may be provided by the Employer. If contributions are withdrawn in this manner, further contributions during that Option Period will be discontinued in the same manner as provided in Section 5.2, and the Participant will not be permitted to make any lump sum contributions pursuant to Section 5.4 for the remainder of that Option Period. The Participant shall become eligible to recommence contributions on the next Commencement Date.

5.4 Lump Sum Contributions
     Subject to the limitation described in Section 5.5, a Participant who has not discontinued his contributions pursuant to Section 5.2 or elected to withdraw his contributions pursuant to Section 5.3 may make no more than two lump sum contributions during each Option Period. These lump sum contributions shall be paid by check by the Participant delivered at any time on or before the Exercise Date and shall be credited to the Participant’s Contribution Account.
5.5 Limitation on Contributions
     During each Option Period the total contributions by a Participant to his Contribution Account (including both contributions by payroll deduction pursuant to Section 5.1 and lump sum contributions pursuant to Section 5.4) shall not exceed twenty-five percent (25%) of the Participant’s Compensation for the Option Period. If a Participant’s total contributions should exceed this limit, the excess shall be returned to the Participant after the end of the Option Period, without interest.

Article VI
ISSUANCE AND EXERCISE OF OPTIONS
6.1 Reserved Shares of Stock
     PFG shall reserve two hundred sixty-two thousand five hundred (262,500) shares of Stock for issuance upon exercise of the options granted under this Plan, which shall be increased as follows, as approved by shareholders:
     (a) three hundred sixty-two thousand five hundred (362,500) shares as of April 29, 1998;
     (b) six hundred and twelve thousand five hundred (612,500) shares as of May 2, 2001;
     (c) one million, seven hundred and twenty-five thousand (1,725,000) shares as of May 15, 2002; and
     (d) two million, four hundred and seventy five thousand (2,475,000) shares as of May 19, 2004.
6.2 Issuance of Options
     On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the maximum limit specified in Section 6.6(a). All such options shall be automatically exercised on the following Exercise Date, except for options which are canceled when a Participant withdraws the balance of his Contribution Account or which are otherwise terminated under the provisions of this Plan.
6.3 Determination of Exercise Price
     Effective for the purchase period that ends January 14, 2007, the Exercise Price of the options granted under this Plan for any Option Period shall be eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date.
6.4 Purchase of Stock
     On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all his contribution shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of whole shares of Stock determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account. Any money remaining in a Participant’s Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Option Period along with new contributions in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to him in cash.
6.5 Terms of Options
     Options granted under this Plan shall be subject to such amendment or modification as the Employer shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Employer shall from time to time approve and deem necessary.
6.6 Limitations on Options
     The options granted hereunder are subject to the following limitations:
     (a) Effective for the purchase period that ends January 14, 2007, no Participant shall be permitted to purchase during any calendar year Stock under this Plan (and any other plan of the Employer or Subsidiary which is qualified under Section 423 of the Code) having a market value in excess of $10,000 (as determined on the Grant Date for the Option Period during which each such share of Stock is purchased).
     (b) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Shareholder.
     (c) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant’s lifetime only by him.
6.7 Pro-Rata Reduction of Optioned Stock
     If the total number of shares of Stock to be purchased under option by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.
6.8 State Securities Laws
     Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock.

Article VII
TERMINATION OF PARTICIPATION
7.1 Termination of Employment
     Any Employee whose employment with the Employer is terminated for any reason except death, disability or retirement at or after age 65 shall cease being a Participant-immediately. The balance of that Participant’s Contribution Account shall be paid to such Participant as soon as practical after his termination. The option granted to such Participant shall be null and void from and after his termination of employment.
7.2 Death
     If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the—balance in said Participant’s Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant died. In the event no election to withdraw is made on or before the Exercise Date, the balance accumulated in the deceased Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining which is insufficient to purchase a whole share shall be paid to the legal representative.
7.3 Retirement
     If a Participant should retire from the employment of the Employer at or after attaining age 65, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant retired. In the event no election to withdraw is made on or before the Exercise Date, the balance accumulated in the retired Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole share shall be paid to the retired Participant.
7.4 Disability
     If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of “disability” in the Performance Food Group Company Employee Savings and Stock Ownership Plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant became disabled. In the event no election to withdraw is made on or before the Exercise Date, the balance A accumulated in the disabled Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole share shall be paid to the disabled Participant.

Article VIII
OWNERSHIP OF STOCK
8.1 Stock Certificates
     Certificates for Stock purchased through exercise of the options granted hereunder shall be issued as soon as practical after the Participant’s termination of employment or at the request of the Participant after the expiration of the two (2) year transfer restriction set forth in Section 8.2 Certificates may be issued, at the request of the Participant, in the name of the Participant, jointly in the name of the Participant and a member of the Participant’s family, or to the Participant as custodian for the Participant’s child under the Gift to Minors Act.
8.2 Restrictions on Transfer of Stock
     A Participant may sell shares of Stock held in his Account. However, a Participant may not transfer such shares to another broker or make registration changes prior to two (2) years after the Grant Date of the option under which such shares were obtained.

Article IX
ADMINISTRATION AND AMENDMENT
9.1 Administration
     The Plan Administrator shall (i) administer the Plan and keep records of the Contribution Account balance of each Participant, (ii) interpret the Plan, and (iii) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants). The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.
9.2 Amendment
     The Board of Directors of PFG may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant’s Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.1 shall become effective until and unless such amendment is approved by the shareholders of PFG.

Article X
MISCELLANEOUS
10.1 Expenses
     The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.
10.2 No Contract of Deployment
     Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.
10.3 Adjustment Upon Changes in Stock
     The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of PFG, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.
10.4 Employer’s Rights
     The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
10.5 Limit on Liability
     No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of PFG or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against PFG, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.
10.6 Gender and Number
     For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.
10.7 Governing Law
     The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Tennessee, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.
10.8 Readings
     Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.
10.9 Severability
     If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

     IN WITNESS WHEREOF, Performance Food Group Company has caused this restated Plan to be executed by its duly authorized officers this ___ day of                     , 2007, effective January 1, 2007.

PERFORMANCE FOOD GROUP COMPANY

By:

Title:

ATTEST: